CIGMA METALS CORPORATION

                          1 EDITH PLACE, COOLUM BEACH,
                           QUEENSLAND, AUSTRALIA 4573

                            TELEPHONE: +61 4111 56177
                            FACSIMILE: +61-7-54716370


BY EDGAR
--------

January 19, 2007
U.S. Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549
Attention: Jill Davis
Mail Stop: 7010

RE:  Cigma Metals Corporation
     Form 10-KSB for the Fiscal Year Ended December 31, 2005; and
     Amendment No. 5 (filed January 19, 2007) Registration Statement on Form SB-2 (file no. 333-136755).


     In further response to your letter of December 8, 2006, we have filed an amendment to our Form 10KSB for the fiscal year ended December 31, 2005 so as to include the auditors' reports contained in the amendment to our registration statement on Form SB-2 as amended.

     We hope that you find the foregoing responsive to the Staff's comments.


Very truly yours,

Cigma Metals Corporation
By: /s/ Lars Pearl
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Lars Pearl, President